Exhibit 14.1

Code of Business Conduct and Ethics

LETTER FROM THE CEO

May 8, 2017

Dear Employee:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), is dedicated to conducting its business consistent with the highest standards of business ethics. We have an obligation to our employees, shareholders, customers, suppliers, community representatives and other business contacts to be honest, fair and forthright in all of our business activities.

As an employee of the Company, you are faced every day with a number of business decisions. It is your personal responsibility to uphold the Company’s high standards of business ethics in each and every one of these situations. It is not possible for our Code of Business Conduct and Ethics (the “Code”) to address every situation that you may face. If you use your good judgment and experience, your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue, we hope that this Code will serve as a guide to help you make the right choice.

We encourage you to take this opportunity to review our policies and to discuss any questions you may have with your manager or with a member of our Human Resources department directly. The guidelines set out in this Code are to be followed at all levels of this organization by our directors, officers and employees. We rely on you to uphold our core values and conduct our business honestly, fairly and with integrity.

Sincerely,

Jackson Hsieh

CEO & President

INTRODUCTION

Purpose

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules, or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers, and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer as our “principal financial officers.”

After carefully reviewing this Code, you must sign the Acknowledgement Form attached hereto as Exhibit A either electronically or by hand and return to the Company’s Human Resources Department within ten (10) business days of your receipt of this Code.

Honest and Ethical Conduct

Each employee must always conduct himself or herself in an honest and ethical manner. Each employee must act with the highest standards of personal and professional integrity and not tolerate others who attempt to deceive or evade responsibility for their actions. In addition, all employees must be direct, honest, and truthful in discussions with, or requests for information from, regulatory agency officials and government officials, as well as in all dealings with business partners and stockholders.

Speak Up Culture/How to Report

This Code is not a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your manager for help first. If your manager cannot answer your question or if you do not feel comfortable contacting your manager, contact your Human Resources Director or the Company’s General Counsel.

Speaking up builds a healthy, ethical, and compliant company and is part of our culture. Our people are our biggest asset. It benefits all if we raise our concerns to allow the Company to carefully consider and address them properly.

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your manager. Your concern will be investigated accordingly. If you feel uncomfortable reporting the conduct to your manager or you do not get a satisfactory response, you may contact your Human Resources Director or the Company’s General Counsel directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your manager, Human Resources Director, General Counsel and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.

You may also file a confidential report by phone or online by contacting our third-party administrator, NAVEX Global. Simply contact our Employee Ethics Hotline by calling (855)-502-2070 or by submitting a report to https://spiritrealty.ethicspoint.com/. If you wish to remain anonymous, please provide as much detail as possible to allow the Company to conduct an investigation.

Reports may also be sent to the follow address:

Spirit Realty Capital, Inc.

2727 N. Harwood

Suite 300

Dallas, TX 75201

Attn: Human Resources Director

All employees will be held accountable for adherence to this Code. It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines, and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community.

Policy Against Retaliation

The Company recognizes that the decision to report a concern can be a difficult one to make. The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or of a law, rule, or regulation. Retaliation is any conduct that would reasonably dissuade an employee from raising or reporting good faith concerns through our internal reporting channels or with any governmental body, or from participating in or cooperating with an investigation of such concerns. It includes conduct that would reasonably dissuade an employee from filing, testifying, or participating in a legal proceeding relating to a violation of law, or providing information or otherwise assisting a government or law enforcement agency pursuing a violation of law. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

EMPLOYEE: I’d like to report a concern or ask a question, but what if someone finds out I’m the source and factors that into my performance? I want to be a “team player.”

COMPANY: Being a team player doesn’t mean ignoring wrongdoing. Our company is committed to a strong policy of encouraging employees to raise questions and concerns without fear of retaliation for doing so.

We welcome questions and concerns about behavior that may conflict with our Code of Conduct, because we all benefit from identifying and fixing issues that improve the health of our business.

When you raise a question or concern, we take it seriously. We’ll share the information only as needed to conduct a proper investigation, and we prohibit retaliation against you for raising good faith concerns. If you suspect retaliation, please report it through the channels we provide.

Waivers of the Code

Waivers of this Code for employees who are not directors, executive officers, or other principal financial officers may be made only by the Chief Executive Officer or General Counsel of the Company. Any waiver of this Code may be made only by our board of directors, or the appropriate committee of our board of directors, and will be promptly disclosed to our board of directors and the public as required by law or regulation of the Securities and Exchange Commission (“SEC”) or the rules of the New York Stock Exchange.

SPECIFIC POLICIES

Accounting and Estimations

The Company is committed to full and accurate financial disclosure, and to maintaining its books and records in compliance with all applicable laws, rules and regulations, accounting standards, accounting controls, and audit practices. Accurate information is critical to our success. Our clients must be confident that our records and statements are complete, truthful, and accurate. Accurate information is also essential to allow us to meet our legal, regulatory, and contractual obligations. It is our policy to maintain accurate and complete accounting records and accurately report our financial results at all times. If you are in any way involved with maintaining our accounting records or preparing our financial statements, you must ensure that all transactions are recorded and reported in accordance with generally accepted accounting principles and comply with our accounting policies and procedures, including our established systems of internal controls.

In addition to making and keeping accurate books, records, and accounts, it is also our policy to maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

•	Transactions are executed in accordance with management’s general or specific authorization;

•	Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, or any other criteria applicable to such statements, and to maintain accountability for assets; and

•	Access to assets is permitted only in accordance with management’s general or specific authorization.

EMPLOYEE: A friend of mine told me he adjusted some numbers in our financial software so certain transactions that should have been recorded next month were recorded in this month, overstating income for this month and making it look more profitable. What should I do?

COMPANY: You should report the situation so the company may properly review it and take any necessary action. Accurate recordkeeping is everyone’s responsibility and is critical to our business. Inaccurate entries in our books and records jeopardize the accuracy of our overall financials and may violate law.

The Company wishes to encourage employees and interested third-party vendors, customers, and business partners to make us aware of any practices, procedures, or circumstances that raise concerns about the integrity of our financial disclosures, books, and records.

The following is not an exhaustive list of matters that should be reported:

•	fraud against investors, securities fraud, mail or wire fraud, bank fraud or fraudulent statements to the SEC or the investing public;

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violations of SEC rules and regulations or any other laws applicable to the Company’s financial accounting, maintenance of financial books and records, internal accounting controls, and financial statement reviews or audits;

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the accounting of, or the recording and maintaining of, the financial records of the Company;

•	deficiencies in or intentional noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statements regarding a matter contained in the financial records, financial reports, or audit reports of the Company; and

•	deviation from the full and fair reporting of the Company’s financial condition.

Accuracy of Financial Reports and Other Public Communications

As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting and Finance Departments have a special responsibility to ensure that all our financial disclosures are full, fair, accurate, timely and understandable. In order to fulfill such obligation, the principal financial officers and each employee working in the Accounting Department must:

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Carefully review drafts of reports and documents the Company is required to file with, or submit to, the SEC before they are filed, or submitted, and Company press releases or other public communications before they are released to the public, with particular focus on disclosures each such person does not understand or agree with and on information known to such person that is not reflected in the report, document, press release or public communication.

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Comply with the Company’s Disclosure Controls, Policies and Procedures as in effect from time to time, which have been designed to ensure that the information required to be disclosed by the Company in its SEC filings is collected, processed, summarized and disclosed in a timely fashion and accumulated and communicated to the appropriate persons.

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Promptly bring to the attention of the Disclosure Committee or a member thereof any material information of which such person may become aware that affects the disclosures made by the Company in its public filings, any material information that may assist the Disclosure Committee in fulfilling its responsibilities, matters that such person feels could compromise the integrity of the Company’s financial reports or disagreements on accounting matters.

•	Always act with the highest standards of personal and professional integrity. Do not tolerate others who attempt to deceive or evade responsibility for actions.

In addition, these employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

Conflicts of Interest

What is a Conflict of Interest?

A conflict of interest can occur when an employee’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

EMPLOYEE: There’s nothing wrong with me holding a position on a non-profit board, is there?

COMPANY: Unlike sitting on a board of a “for-profit” company (which is prohibited without express, written company approval), non-profit board positions generally don’t pose a conflict. Still, you should tell appropriate management about the position before accepting it, to make sure there will be no conflict with your job.

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Business Opportunities: Employees may not: improperly divert a business opportunity away from the Company; take for themselves or for any third party a business opportunity discovered through the use of the Company’s information, assets or property or the individual’s position with the Company; use the Company’s information, assets or property or the individual’s position with the Company for their own gain or advantage or the gain or advantage of any third party; or compete with the Company. If an employee, officer or director learns through a source independent of the Company of a business opportunity in which the Company may be interested, the individual at his or her option may present the business opportunity to the Company for its consideration (unless the individual is prevented from doing so by an obligation he or she owes to another person or organization). However, once a business opportunity is introduced to the Company, in order to avoid even the appearance of a conflict of interest, the Company has the right of first refusal regarding the opportunity.

•	Outside Employment: No employee should be employed by, serve as a director of, or provide any services to a company that is a customer, supplier, or competitor of the Company.

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Improper Personal Benefits: No employee, or family member (as defined below) of an employee, should obtain or receive any improper personal benefits or favors because of his or her position with the Company.

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Financial Interests: No employee should have a significant financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee.

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Loans or Other Financial Transactions: No employee, or family member (as defined below) of an employee, should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, the Company or any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees: No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company. Any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior approval of the General Counsel. Directors who are invited to serve on the board of directors of another organization should promptly notify the Chairman of the Board and General Counsel.

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Actions of Family Members: The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, and parents, in-laws and children whether such relationships are by blood, marriage or adoption.

Related Persons Transactions

The Company recognizes that Related Person Transactions (defined below) can present potential or actual conflicts of interest and may raise questions among shareholders as to whether such transactions are consistent with the best interests of the Company and its shareholders. Other than compensation matters which are ratified or approved by the Company’s Compensation Committee, a Related Person Transaction is prohibited unless it is approved or ratified by the board of directors (the “Board) in accordance with the procedures set forth in this Code of Conduct.

A “Related Person” is a director or executive officer of the Company or a nominee to become a director, a person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, an immediate family member of one of these individuals, and any entity where one of these individuals is employed or in which he or she has a 10% or greater beneficial ownership interest.

A “Related Person Transaction” is a current or currently proposed transaction, arrangement or relationship (or series of transactions, arrangements or relationships), in which the Company was, is, or will be a participant, and in which any Related Person had, has, or will have a direct or indirect material interest.

Company personnel must advise the Board of the facts and circumstances of any proposed Related Person Transaction. The Board will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a Related Person Transaction and, if so, the proposed Related Person Transaction shall be submitted to the Board for consideration. In determining whether to approve or ratify the proposed Related Person Transaction, the Board will consider, among other things, whether the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Board will notify the relevant Related Person of its determination.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your manager or the General Counsel or, if you are a director, to the Chairman of the Board. Your manager and the General Counsel, or the Chairman of the Board, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

Corporate Opportunities

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity related to Company’s business activities through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain, nor may any employee compete with the Company.

You should disclose to your manager the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your manager will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on substantially the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Confidential Information

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information, including tenant information, that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees must safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. The prohibition against disclosure of Confidential Information includes disclosure of Confidential Information verbally or in writing (including electronic writing such as email, text, instant messaging, etc.). An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

EMPLOYEE: An employee from one of our business partners asked me to send some of our confidential company information to him before we signed a formal agreement or had a written confidentiality (nondisclosure) agreement in place. Is that okay?

COMPANY: No. Protecting our confidential information means having the right written agreements in place before you share information. Those agreements protect how we share information, what others may do with it, and what we can do if someone discloses it improperly. Our confidential information is one of the most important assets that gives value to our business.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the General Counsel.

Competition and Fair Dealing

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly, and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

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Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service, and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

EMPLOYEE: Last week an employee of a competitor sent me some internal business plans by mistake. It’s his mistake, so am I free to use them?

COMPANY: No, not if that is his company’s confidential information. Even inadvertent disclosures of such information may be protected. You should let our Legal personnel know immediately and follow their direction on next steps.

Protection and Proper Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage, or misuse of Company property.

•	Report the actual or suspected theft, damage, or misuse of Company property to a manager.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications, and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

Gifts and Entertainment

EMPLOYEE: If a business partner wants to take me out to lunch and pay for it, to celebrate a recent project we completed, is that okay?

COMPANY: A lunch that is a business courtesy and reasonable in amount and frequency is generally okay. If it would influence or might appear to influence a pending or new business decision, it is not acceptable.

REMEMBER … generally speaking, we do not accept gifts from business partners unless they are:

•	Not cash or a cash equivalent

•	In good taste and consistent with customary business practices

•	Of nominal and reasonable value

•	Infrequently given

•	Not a bribe or payoff

•	Lawful

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from tenants, contractors, real estate brokers/agents, partners or lenders only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•	Meals and Entertainment: You may occasionally accept or give meals, refreshments, or other entertainment if:

•	The items are of reasonable value;

•	The purpose of the meeting or attendance at the event is business related; and

•	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other tenants, contractors, real estate brokers/agents, partners or lenders.

•	Advertising and Promotional Materials: You may occasionally accept or give advertising or promotional materials of nominal value.

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Personal Gifts: You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement, or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment: You may accept a gift from a civic, charitable, or religious organization specifically related to your service or accomplishment.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your manager. Your manager will bring the gift to the attention of the General Counsel, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your manager or the General Counsel for additional guidance.

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state, local or foreign governments. If you have any questions about this Code, contact your manager or the General Counsel for additional guidance.

Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your manager if you have any questions.

Note: The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Please contact your manager, Human Resources Department, or the General Counsel to obtain a copy of this policy.

Compliance with Laws and Regulations

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. In addition, each project shall be constructed in compliance with the Americans with Disabilities Act and public accommodation expectations; each shall be readily accessible to and usable by individuals with disabilities. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your manager or the General Counsel.

The Company has a policy of conducting due diligence when contracting with third parties to ensure that each is properly suited for business with the Company or to conduct business on behalf of the Company. The Company must ensure that each tenant and contractor will comply with all laws, rules and regulations applicable to the Company’s operations, and act in compliance with the rules set out in this Code.

Political Contributions and Activities

The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the General Counsel.

EMPLOYEE: One of our good clients is sponsoring a golf tournament for a local congressman. The client really wants me to play in the tournament. If I pay the entry fee, will the Company reimburse me?

COMPANY: You have done the right thing in asking first. Whether a corporation can make a political contribution is a very technical area of the law. Most likely, the Company will not be allowed to reimburse you, but by asking the question in advance, the Company will have the opportunity to research the issue before a decision is made.

The following guidelines are intended to ensure that any political activity you pursue complies with this Code:

•	Contribution of Funds: You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•	Volunteer Activities: You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

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Use of Company Facilities: The Company’s facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the General Counsel.

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Use of Company Name: When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the General Counsel if you have any questions about this Code.

Compliance with Antitrust Laws

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing: The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply: The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business: The Company may not agree with its competitors to divide or allocate markets, territories or customers.

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Boycott: The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•	Tying: The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the General Counsel. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers; or

•	Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the General Counsel promptly for assistance, approval and review.

Compliance with Insider Trading Laws

Company employees are prohibited from trading in the stock or other securities of the Company while in possession of material, non-public information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, non-public information. Company employees who obtain material non-public information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

EMPLOYEE: Is it okay to tell my sister some internal information about a company where she owns stock? I learned the information while doing a recent project with that company.

COMPANY: “No.”

Information from one of our business partners is covered by confidentiality agreements, and sharing information with your sister would violate those rules.

Also, if the information is something a reasonable investor would consider important, you are “tipping”

•	Financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations;

•	Important new products or services;

•	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•	Possible management changes or changes of control;

•	Pending or contemplated public or private sales of debt or equity securities;

•	Acquisition or loss of a significant customer or contract;

•	Significant write-offs;

•	Initiation or settlement of significant litigation; and

•	Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the General Counsel.

Public Communications and Regulation FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department and General Counsel. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include broker-dealers (including their investment analysts), institutional investors, investment managers and other investment advisers.

To ensure compliance with Regulation FD, we have designated the following officials as “Company Spokespersons:”

•	President, Chief Executive Officer

•	Executive Vice President, General Counsel & Secretary

•	Executive Vice President, Chief Financial Officer & Treasurer

Only Company Spokespersons, or their designated agents, are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the General Counsel if you have any questions about the scope or application of Regulation FD. The Company also has a detailed policy on Regulation FD, which may be obtained from the General Counsel or the Investor Relations Department.

Environment, Health and Safety

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your manager or the Human Resources Department. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the General Counsel if you have any questions about the laws, regulations and policies that apply to you.

The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs.

Employment Practices

The following is intended to be a summary of our employment policies and procedures. Detailed policies can be viewed on the Company’s employee self-services portal ( ADP Workforce Now® ) or you may request a copy through the Human Resources Department.

The Company pursues fair employment practices in every aspect of its business. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. Please contact the General Counsel or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by managers, non-managerial personnel or nonemployees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

EMPLOYEE: A co-worker of mine frequently tells sexual jokes and makes fun of people of different races. What should I do?

COMPANY: Comments and conduct offensive to a reasonable person are always out-of-bounds at our company. If you feel comfortable speaking directly to the employee, you may take that action to address the situation. But if not, you should always feel free to report such conduct through our available reporting channels. The company is strongly committed to complying with all, applicable employment laws.

If you have any complaints about discrimination or harassment, report such conduct to your manager, the Human Resources Department or the General Counsel. All complaints will be treated with sensitivity and discretion. The Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, unless approved by the Human Resources Department and your EVP. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting to work, or driving any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance which is prohibited under any local, state or federal law.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business must immediately report the situation to their manager or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind on Company property, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this Code applies to security personnel or other employees who are specifically authorized by Company executive management to carry weapons.

CONCLUSION

We expect all Company employees, to adhere to these standards. This Code of Business Conduct and Ethics, as it contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your manager, Human Resources Department, or General Counsel.

If a situation arises and you wish to make a confidential report, you may do so by contacting our Employee Ethics Hotline at (855)-502-2070 or by submitting a report to https://spiritrealty.ethicspoint.com/. If you wish to remain anonymous, please provide as much detail as possible to allow the Company to conduct an investigation.

This Code of Business Conduct and Ethics shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including Item 406 of Regulation S-K.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Exhibit A

SPIRIT REALTY CAPITAL, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGMENT FORM

I hereby acknowledge that I have received, read, understand and will comply with the Spirit Realty Capital, Inc. Code of Business Conduct and Ethics.

I will seek guidance from and raise concerns about possible violations of this Code with my manager, senior management, Human Resources Department, or General Counsel.

I understand how to submit a confidential report through the Employee Ethics Hotline and the process filing such submission.

I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Please sign here:

Print Name:

Date:

Policy acknowledgements will be captured through our employee self-services portal (ADP Workforce Now®). When necessary, this signature page will need to be completed and returned to Spirit Realty Capital, Inc.’s Human Resources Department within ten (10) business days of receiving this Code.